Exhibit 10-G-1


            AMENDMENTS TO FORD MOTOR COMPANY DEFERRED
          COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
          --------------------------------------------
                (Effective as of January 1, 1996)


The second sentence of Section III is hereby amended to read as follows:

     "Any such person (a 'director') who elects to participate in the Plan or whose compensation is or was subject to a mandatory deferral pursuant to Section XXII of the Plan is hereinafter called a 'Participant'."

The following new Section XXII is hereby added to the Plan:

     "XXII.  Mandatory Deferrals.

           Notwithstanding anything contained in the Plan to the contrary, the Board in its sole discretion may mandatorily defer payment under the Plan of all or a portion of compensation that is otherwise deferrable by Participants pursuant to Section IV of the Plan. Any such compensation which is mandatorily deferred pursuant to this Section XXII shall be credited to the Participant's Account in the form of Stock Units and shall be entitled to dividend equivalents pursuant to Section V of the Plan. The value of Stock Units attributable to a mandatory deferral shall be payable in cash in a lump sum or in up to ten annual instalments, as elected by the Participant pursuant to Section VII of the Plan, on, or commencing on, January 10 of the year following the year in which the Participant's service as a director terminates or as soon thereafter as practicable. In the event of a mandatory deferral pursuant to this Section XXII, any election of a Participant to voluntarily defer compensation pursuant to Section IV of the Plan shall apply only to compensation which is not subject to a mandatory deferral pursuant to this Section XXII."